Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-198986 and 333-196437

Free Writing Prospectus dated September 30, 2014

So you’re all signed up and have your Fantex account funded.

Let’s talk trading. After an IPO is completed,

the stock will open for trading on Fantex dot com. Investors who purchased shares in the IPO can now place an order to buy more or offer to sell shares they bought in the IPO, though there is no assurance as to the development of liquidity. Also, new eligible investors now have the opportunity to start placing orders in the open market.

You can gauge the market for a particular stock by checking out the buyer / seller list,

which shows you the highest bids and lowest offers currently available for that stock. The buying prices -- or “Bids” -- are the prices buyers are willing to pay,

and the selling prices -- or “Asks” -- are the asking prices sellers are willing to accept. You can place a buy or sell order based on existing orders in the buyer / seller list,

or you can always put in a buy or sell order at a different price from what’s listed, and see if someone accepts it. And on Fantex dot com, all buy and sell orders must be made in ten-cent increments. For example, $9.90, $10.00 or $10.10.

Buy and sell orders can be kept open for 60 days or left to expire automatically at the close of the trading day. It’s your decision.

Orders can also be canceled any time, as long as it happens before a trade is executed. After the price and share amounts are entered, you’ll see a summary of your trade order.

This includes a 1% transaction fee on the total amount for buy and sell orders. And if everything looks good, confirm your order and you will get a message indicating it’s been submitted.

If your order is filled, we’ll send you a confirmation email letting you know how many shares you bought or sold, and at what price.

Should only part of your order execute, we’ll also send you a confirmation. You can keep track of all your orders -- both pending and confirmed -- in your Transaction History.

So that’s it on trading. The floor is all yours! Just let us know if you have questions setting up an account, trading, or anything else. Thanks for watching.